U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

      Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of
         1935 or Section 30(f) of the Investment Company Act of 1940

                                                OMB APPROVAL
                                                ------------
                                                OMB Number 3235-0287
                                                Expires: September 30, 1998
                              .                 Estimated average burden
                                                hours per response.....0.5

(Print or Type Responses

1.    Name and Address of Reporting Person*

      Kingdon Capital Management Corp.

      (Last)                  (First)                (Middle)


      152 West 57th Street
                             (Street)

      New York                  NY                     10019
      (City)                  (State)                  (Zip)


2.    Date of Event Requiring Statement
      (Month/Day/Year)

      10/22/96

3.    IRS or Social Security Number of Reporting Person
      (Voluntary)



4.    Issuer Name and Ticker or Trading Symbol

      Alyn Corporation; "ALYN"

5.    Relationship of Reporting Person to Issuer
                  (Check all applicable)

      _______ Director                                  X   10% Owner
      _______ Officer (give title below)                _______ Other
                                                        (specify below)
                 ________________________

6.    If Amendment, Date of Original (Month/Day/Year)

                                        10/22/96

7.    Individual or Joint/Group Filing
      (Check Applicable Line)

      __  Form filed by One Reporting Person
      X   Form filed by More than One Reporting Person

                     TABLE I - Non-Derivative Securities Beneficially Owned

1.  Title of Security               2.  Amount of         3.  Ownership           4.  Nature of
    (Instr.4)                           Securities            Form:  Direct           Indirect
                                        Beneficially          (D) or                  Beneficial
                                        Owned                 Indirect (I)            Ownership
                                        (Instr.4)             (Instr.5)               (Instr.5)
------------------------------------------------------------------------------------------------------------

Common Stock, $.001 par value       1,246,400             I                       By M. Kingdon Offshore NV*

------------------------------------------------------------------------------------------------------------

Common Stock, $.001 par value         420,800             I                       By Kingdon Associates, L.P.*

------------------------------------------------------------------------------------------------------------

Common Stock, $.001 par value         420,800             I                       By Kingdon Partners, L.P.*

------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.              (Over)
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).                              SEC 1473 (7-96)


FORM 3 (continued)     TABLE II -     Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of       2.  Date Exer-         3.  Title and               4. Con-         5. Owner-      6. Na-
    Deriva-            cisable and            Amount of Sec-          version         ship Form      ture
    tive               Expiration             urities Under-          or Exer-        of Deri-       of In-
    Security           Date                   lying Deriva-           cise            vative         direct
    (Instr.4)          (Month/Day/Year)       tive Security           Price of        Security:      Bene-
                                              (Instr.4)               Deri-           Direct         ficial
                                                                      vative          (D) or         Owner-
                                                                      Security        Indirect       ship
                                                                                      (I)            (Instr
                                                                                      (Instr.5)      .5)
                  ---------------------------------------------------
                   Date        Expir-          Title       Amount
                   Exer-       ation                       Or
                   cis-        Date                        Number
                   able                                    of
                                                           Shares
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------

Explanation of Responses:

*Reporting Person has voting or investment control over shares held by these entities.


 Kingdon Capital Management Corp.

 By:  /s/ Peter Cobos                                    11/6/96
     -------------------------------                   -------------
     **Signature of Reporting Person                      Date
     Peter Cobos, Controller, on behalf of Kingdon
     Capital Management Corp. and designated filer on behalf
     of the Reporting Persons listed on the attached page.


**    Intentional misstatements or omissions of facts constitute Federal
      Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:     File three copies of this Form, one of which must be manually signed.
          If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                   Signature Page for Other Reporting Persons



M. KINGDON OFFSHORE NV

By:  Kingdon Capital Management
     Corp., as its Investment Advisor


By:  /s/ Peter Cobos
     -------------------
     Name:  Peter Cobos



KINGDON ASSOCIATES, L.P.

By:  Peter Cobos, a General Partner

/s/ Peter Cobos
-------------------
Peter Cobos




KINGDON PARTNERS, L.P.


By:  Peter Cobos, a General Partner

/s/ Peter Cobos
-------------------
Peter Cobos

                                Designated Filer

                        Kingdon Capital Management Corp.
                  Date of Event Requiring Statement - 10/22/96
                         Issuer Name - Alyn Corporation
                            Trading Symbol - "ALYN"





Other Reporting Persons

M. Kingdon Offshore NV
152 West 57th Street
New York, N.Y.  10019


Kingdon Associates, L.P.
152 West 57th Street
New York, N.Y.  10019


Kingdon Partners, L.P.
152 West 57th Street
New York, N.Y.  10019